EXHIBIT 10.2
CHANGE OF CONTROL BONUS AND SEVERANCE AGREEMENT
          THIS CHANGE OF CONTROL BONUS AND SEVERANCE AGREEMENT (this “Agreement”) is made and entered into as of this 26th day of June, 2007 (the “Effective Date”) by and between John C. Long (the “Executive”), and Arrow International, Inc., a Pennsylvania corporation, having its principal offices at 2400 Bernville Road, Reading, Pennsylvania 19605 (the “Company”).
WITNESSTH:
          WHEREAS, the Executive has extensive experience in the business and affairs of the Company and is a valuable member of the management team; and
          WHEREAS, the Board of Directors of Arrow International, Inc. (the “Board”) has determined that it is appropriate to reinforce the continued attention of certain key management employees, including the Executive, to their assigned duties without distraction upon a change in control of the Company;
          NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:
          1. TERM OF AGREEMENT. This Agreement shall expire on the date which is three months after the date on which a Change in Control (as defined herein) occurs (the “Term”).
          2. CHANGE IN CONTROL. No benefits shall be payable hereunder unless there shall have been a Change in Control (as defined below) of the Company. For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events after the date of this Agreement:
          (a) the acquisition after the Effective Date by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 30% of the combined voting power of the voting securities of the Company entitled to vote generally in the election of directors (the “Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (a) any acquisition, directly or indirectly by or from the Company or any subsidiary of the Company, or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company, (b) any acquisition by any underwriter in connection with any firm commitment underwriting of securities to be issued by the Company, or (c) any acquisition by any corporation if, immediately following such acquisition, 70% or more of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation (entitled to vote generally in the election of directors), are beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who, immediately prior to such acquisition, were the beneficial owners of the then outstanding common stock of the Company (“Common Stock”)

and the Voting Securities in substantially the same proportions, respectively, as their ownership, immediately prior to such acquisition, of the Common Stock and Voting Securities; or
          (b) The occurrence after the Effective Date of a reorganization, merger or consolidation, other than a reorganization, merger or consolidation with respect to which all or substantially all of the individuals and entities who were the beneficial owners, immediately prior to such reorganization, merger or consolidation, of the Common Stock and Voting Securities, beneficially own, directly or indirectly, immediately after such reorganization, merger or consolidation, 70% or more of the then outstanding common stock and voting securities (entitled to vote generally in the election of directors) of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportions as their respective ownership, immediately prior to such reorganization, merger or consolidation, of the Common Stock and Voting Securities; or
          (c) The occurrence after the Effective Date of (a) a complete liquidation or substantial dissolution of the Company, or (b) the sale or other disposition of all or substantially all of the assets of the Company, in each case other than to a subsidiary, wholly-owned, directly or indirectly, by the Company or to a holding company of which the Company is a direct or indirect wholly owned subsidiary prior to such transaction; or
          (d) During any period of twelve (12) consecutive months commencing upon the Effective Date, the individuals at the beginning of any such period who constitute the Board and any new director (other than a director designated by a person or entity who has entered into an agreement with the Company or other person or entity to effect a transaction described in Sections 2(a), 2(b) or 2(c) above) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of any such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board.
Notwithstanding the above, a “Change in Control” shall not include any event, circumstance or transaction which results from the action of any entity or group which includes, is affiliated with or is wholly or partially controlled by one or more executive officers of the Company and in which the Executive actively and materially participates
          3. CHANGE IN CONTROL BENEFITS. Provided that the Executive (a) is employed by the Company on the date of a Change in Control, (b) terminated his employment for Good Reason (as defined below) within 180 days prior to the date on which a Change in Control occurs, or (c) was terminated by the Company for other than Cause (as defined below) within 180 days prior to the date on which a Change in Control occurs, the Executive will, upon execution and effectiveness of the general release attached hereto as Exhibit A, (a) become fully vested on the date of the Change in Control in all outstanding, unvested stock options granted to the Executive by the Company (the “Options”) and (b) shall receive a lump sum payment as soon as administratively feasible after the date of the Change in Control equal to 200% of the annual base salary the Executive received from the Company as of the Effective Date (“Base Salary”). In consideration of the payment described in this Section 3, the Executive agrees to remain employed with the Company (or its successor) for up to ninety (90) days after the date on which a Change in Control occurs, if requested to do so (i) by the acquiror of the business of the Company whether pursuant to a stock or asset acquisition, liquidation, dissolution, merger, consolidation or other corporate transaction or (ii) by the Board, if the Change in Control is pursuant to Section 2(d) of this Agreement and provided further that Good Reason to terminate his employment does not occur during such ninety day period.
          (a) Cause. The Company shall have the right to terminate Executive’s employment for “Cause” upon: (i) the Executive’s conviction of or plea of guilty or nolo contendere to a felony or a crime involving fraud, theft against or embezzlement from the Company; (ii) the Executive’s willful engagement in gross misconduct in the performing of his duties that materially harms the Company; or (iii) the Executive’s willful failure to comply with this Agreement or to carry out his duties and responsibilities in a manner consistent with his past service and for a reason other than physical or mental illness, which failure results in material harm to the Company or diminution in the value of the Company.
          (b) Good Reason. The Executive shall have the right to terminate his employment for “Good Reason” if: (i) the Executive’s base salary is reduced or upon the elimination or material adverse modification to any incentive or other material supplemental compensation or benefit plan, except any such elimination or modification that is applied generally to all senior executives of the Company or (ii) the Executive’s primary office location is relocated to a place that increases the distance from Executive’s home (as of the Effective Date of this Agreement) to such new location, by more than 40 miles; or (iii) the duties of the Executive immediately prior to the Change in Control are substantially reduced after the Change in Control; provided however, that no such reduction shall constitute Good Reason if after any such reduction, the Executive has or is assigned duties commensurate with those of any individual having the title of “Vice President” or above on and prior to the Change in Control.
          (c) Continuation of Salary and Benefits. The payment described in Section 3 is in addition to, not in lieu of, continued normal and regular payment of Executive’s salary, leadership bonus and benefits (which shall be paid to Executive on the same basis as other executive management) during his employment by the Company.
          (d) Medical and other Benefits. The Executive (and his eligible dependents, as per the terms and provisions of the relevant plan) will receive continuation of medical benefits in effect as of the date of Executive’s termination of employment with the Company (or its successor)(“Termination Date”)(or such benefits as the Company may subsequently provide from time to time to the senior executives of the Company) at the Company’s (or its successor’s) sole expense until the earlier of (i) the first anniversary of the Termination Date or (ii) the date on which the Executive becomes eligible for medical benefits under a group health plan of any employer. Any claims for reimbursement of a proper medical expense must be submitted and paid by the end of the year following the year in which such expense is incurred.
(e) Code Section 280G Cutback. The payments to be provided to the Executive hereunder and all other payments or benefits which are “parachute payments” (as defined in Section 280(G)(b)(2)(A) of the Code) payable to the Executive under other arrangements or agreements (the “Total Payments”) shall be adjusted as set forth in the following sentence. If the Total Payments as a result of any Change in Control would (in the aggregate) result in an excise tax under Section 4999, the Company shall make an additional payment to the Executive in an amount such that after the payment of all income and excise taxes, the Executive will be in the same after-tax position as if no excise tax had been imposed.
          4. INTENTIONALLY OMITTED.
          5. CONFIDENTIAL INFORMATION AND NON-DISPARAGEMENT.
          (a) Confidential Information. The Executive shall not, without the prior express written consent of the Company, directly or indirectly divulge, disclose or make available or accessible any Confidential Information (as defined below) to any person, firm, partnership, corporation, trust or any other entity or third party (other than as is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of the Company or when required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power). In addition, the Executive shall not create any derivative work or other product based on or resulting from any Confidential Information (except in the good faith performance of his duties under this Agreement). The Executive shall also proffer to the Board’s designee, no later than the date on which the Executive’s employment with the Company terminates for any reason (the “Termination Date”), and without retaining any copies, notes or excerpts thereof, all memoranda, computer disks or other media, computer programs, diaries, notes, records, data, customer or client lists, marketing plans and strategies, and any other documents consisting of or containing Confidential Information that are in the Executive’s actual or constructive possession or which are subject to his control at such time. For purposes of this Agreement, “Confidential Information” shall mean all information respecting the business and activities of the Company, or any affiliate of the Company, including, without limitation, the clients, customers, suppliers, employees, consultants, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, marketing plans, financial information, methodologies, know-how, processes, practices, approaches, projections, forecasts, formats, systems, data gathering methods and/or strategies of the Company or any affiliate. Notwithstanding the immediately preceding sentence, Confidential Information shall not include any information that is, or becomes, generally available to the public (unless such availability occurs as a result of the Executive’s breach of any portion of this Section 5(a) or any information or knowledge possessed by the Executive other than by reason of his employment by the Company).
          (b) Non-disparagement. The Executive shall not, directly or indirectly, make or publish any disparaging statements (whether written or oral) regarding the Company or any of its affiliated companies or businesses, or the affiliates, directors, officers, agents, principal stockholders or customers of any of them, which statements have a material adverse affect on the Company.
          6. STANDSTILL RESTRICTIONS. The Executive agrees that during his employment with the Company and for one year after the Termination Date (the “Restricted Period”), neither the Executive nor any of the Executive’s affiliates or representatives will, in any manner, directly or indirectly, unless requested by the Board (i) acquire or make any proposal to acquire any securities, or rights or options to acquire securities, or property of the

Company in an amount in excess of one percent of the equity of the Company, (ii) propose to enter into any merger or business combination involving the Company or purchase a material portion of the assets of the Company, (iii) make or participate in any solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting of any securities of the Company other than a solicitation approved by the then-current Board, (iv) form, join or participate in a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to any voting securities of the Company, (v) otherwise act or seek to control or influence the management, Board or policies of the Company (other than as is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of the Company), (vi) disclose any intention, plan or arrangement inconsistent with the foregoing, (vii) take any action which might require the Company to make a public announcement regarding the possibility of a business combination or merger or (viii) advise, assist or encourage or direct any person to advise, assist or encourage any other persons in connection with the foregoing. The Executive also agrees during the Restricted Period not to request the Company (or its directors, officers, employees, agents or representatives) to amend or waive any provision of this Section 6 unless specifically invited to do so by the Board.
          7. NON-COMPETE AND NON-SOLICITATION.
          (a) Non-Competition. The Executive shall not, during the Restricted Period, directly or indirectly, within or with respect to any country where the Company does business as of the Termination Date, engage, without the prior express written consent of the Company, in any business or activity, whether as an employee, consultant, partner, principal, agent, representative, director, stockholder or in any other individual, corporate or representative capacity, or render any services or provide any advice to any business, activity, service, person or entity, if such business, activity, service, person or entity, competes with the Business. For purposes of this section, the “Business” shall mean the development, manufacture or marketing of catheters and/or other medical products used in critical and/or cardiac care as such activity is conducted by the Company or any affiliate on the Termination Date. In addition, the Executive shall not, during the Restricted Period, meaningfully assist, help or otherwise support, without the prior express written consent of the Company, any person, business, corporation, partnership or other entity or activity, whether as an employee, consultant, partner, principal, agent, representative, director, stockholder or in any other individual, corporate or representative capacity, to create, commence or otherwise initiate, or to develop, enhance or otherwise further, any business or activity if such business or activity competes (or is reasonably likely to compete) with the Business. Notwithstanding the foregoing, the Executive shall not be prohibited during the Restricted Period from being a passive investor where the Executive owns not more than five percent (5%) of the outstanding capital stock of any publicly-held company.
          (b) Non-Solicitation. The Executive shall not during the Restricted Period, (1) take any action to solicit or divert any business (or potential business) or clients or customers away from the Company or any subsidiary or affiliate of the Company, (2) induce customers, clients, business partners, suppliers, agents or other persons under contract or otherwise associated or doing business with the Company or any subsidiary or affiliate of the Company to terminate, reduce or alter any such association or business with or from the Company or any subsidiary or affiliate, and/or (3) induce any person in the employment of the Company or any subsidiary or affiliate of the Company or any consultant to the Company or any subsidiary or affiliate of the Company to (A) terminate such employment, or consulting arrangement, (B) accept employment, or enter into any consulting arrangement, with anyone other than the Company or any subsidiary or affiliate, and/or (C) interfere with the customers, suppliers, or clients of the Company, any subsidiary or affiliate of the Company in a materially adverse manner or the Business of the Company, any subsidiary, or any affiliate in a materially adverse manner. For purposes of this Section 7(b), “potential business” shall mean any current or reasonably foreseeable commercial activity or any current or reasonably foreseeable commercial opportunities associated with the Company’s Business.
          8. SCOPE OF AGREEMENT ENFORCEABILITY. This Agreement constitutes the entire understanding and agreement between the Company and the Executive with regard to all matters herein and supersedes all prior oral and written agreements and understandings of the parties with respect to such matters, whether express or implied. This Agreement shall inure to the benefit of and be enforceable by the Executive’s heirs, beneficiaries and/or legal representatives. This Agreement shall inure to the benefit of and be enforceable by the Company and its respective successors and assigns. If any term or provision of this Agreement, or the application thereof to any person or circumstances, will to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is invalid or unenforceable, will not be affected thereby, and each term and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.
          9. MATERIAL INDUCEMENTS. The provisions of Sections 5, 6 and 7 of this Agreement are material inducements to the Company entering into and performing this Agreement. In the event of any breach of the provisions of Sections 5, 6 and/or 7 of this Agreement by the Executive, in addition to all other remedies at law or in equity possessed by the Company, the Company shall have the right to (i) terminate and not pay any amounts payable to the Executive hereunder and/or (ii) cease the provision of any benefits otherwise due to the Executive hereunder. The Executive acknowledges and agrees that the Company will have no adequate remedy at law, and would be irreparably harmed, if the Executive breaches any of the provisions of Sections 5, 6 and/or 7 of this Agreement. The Executive further agrees that the Company shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of Sections 5, 6 and/or 7 of this Agreement, and to specific performance of each of the terms of such Sections in addition to any other legal or equitable remedies that the Company may have, without any requirement to post bond or other security. The Executive also agrees that he shall not, in any equity proceeding relating to the enforcement of the terms of this Agreement, raise the defense that the Company has an adequate remedy at law.
          10. ASSISTANCE. The Executive agrees to personally provide reasonable assistance and cooperation to the Company in activities related to the prosecution or defense of any pending or future lawsuits or claims involving the Company, provided that the Executive shall be reimbursed for any reasonable costs or expenses incurred and that such assistance and cooperation shall be provided by the Executive at reasonable times, upon reasonable notice and telephonically whenever possible and shall not unreasonably interfere with any employment obligations of the Executive.

          11. AMENDMENTS/WAIVER. This Agreement may not be amended, waived, or modified otherwise than by a written agreement executed by the parties to this Agreement or their respective successors and legal representatives. No waiver by any party to this Agreement of any breach of any term, provision or condition of this Agreement by the other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, or any prior or subsequent time.
          12. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when received by hand-delivery to the other party, by facsimile transmission, by overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
          If to the Executive, at his residence address most recently filed with the Company; and

If to the Company:	Arrow International, Inc.
2400 Bernville Road
Reading, Pennsylvania 19065
Att: Corporate Secretary

with a copy to:	Stephen W. Skonieczny, Esq.
Dechert LLP
30 Rockefeller Plaza
New York, New York 10112
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.
          13. SUCCESSORS; BINDING AGREEMENT. The Company shall require any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business, equity and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effective date of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as that which the Executive would be entitled to hereunder as if the Executive’s employment by the Company were terminated without Cause or for Good Reason after a Change in Control. If the Executive should die while any amount would still be payable hereunder, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive’s estate.
          14. SURVIVAL. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement for any reason to the extent necessary to the intended provision of such rights and the intended performance of such obligations.

          15. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania without reference to its choice of law provisions and shall be binding upon the parties and their respective heirs, executors, successors and assigns. Each party agrees that the state and federal courts of Pennsylvania shall have sole and exclusive jurisdiction over the parties hereto and the subject matter herein. Neither party to this Agreement shall contest such jurisdiction or assert that Pennsylvania is a forum non convenience in respect of any dispute. No dispute shall be submitted for arbitration without the express written consent of each party hereto.
          16. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
          17. WITHHOLDING. All payments hereunder shall be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation.
          18. SECTION HEADINGS. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

     IN WITNESS WHEREOF, the Company and the Executive have caused this Agreement to be executed as of the date first above written.

ARROW INTERNATIONAL, INC.
By:	/s/ Philip B. Fleck
	Name:	Philip B. Fleck
	Title:	President and CEO

JOHN C. LONG
/s/ John C. Long
John C. Long

EXHIBIT A
Form of General Release
          IN CONSIDERATION OF good and valuable consideration, the receipt of which is hereby acknowledged, and in consideration of the terms and conditions contained in the Change Of Control Bonus and Severance Agreement, dated as of June ___, 2007, (the “Retention Agreement”) by and between John C. Long (the “Executive”) and Arrow International, Inc. (the “Company”), the Executive on behalf of himself and his heirs, executors, administrators, and assigns, releases and discharges the Company and its past present and future subsidiaries, divisions, affiliates and parents, and their respective current and former officers, directors, employees, agents, and/or owners, and their respective successors, and assigns and any other person or entity claimed to be jointly or severally liable with the Company or any of the aforementioned persons or entities (the “Released Parties”) from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever (“Losses”) which the Executive and his heirs, executors, administrators, and assigns have or had against the Released Parties or any of them arising out of or by reason of any cause, matter, or thing whatsoever from the beginning of the world to the date hereof, including without limitation, any and all matters relating to the Executive’s employment by the Company and the cessation thereof, and any and all matters arising under any federal, state, or local statute, rule, or regulation, or principle of contract law or common law, including but not limited to, the Family and Medical Leave Act of 1993, as amended, 29 U.S.C. §§ 2601 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000 et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq. (the “ADEA”), the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq., the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§2101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq., the Pennsylvania Human Relations Act, as amended, 43 P.S. §§ 955 et. seq., and any other equivalent or similar federal, state, or local statute; provided, however, that the Executive does not release or discharge the Released Parties from any of the Company’s obligations to him under the Retention Agreement, any vested benefit the Executive may be due under a tax qualified plan sponsored or maintained by the Company or Losses arising under the ADEA which arise after the date on which the Executive executes this general release. It is understood that nothing in this general release is to be construed as an admission on behalf of the Released Parties of any wrongdoing with respect to the Executive, any such wrongdoing being expressly denied.
          The Executive represents and warrants that he fully understands the terms of this general release, that he has been encouraged to seek, and has sought, the benefit of advice of legal counsel, and that he knowingly and voluntarily, of his own free will, without any duress, being fully informed, and after due deliberation, accepts its terms and signs below as his own free act. Except as otherwise provided herein, the Executive understands that as a result of executing this general release, he will not have the right to assert that the Company or any other of the Released Parties unlawfully terminated his employment or violated any of his rights in connection with his employment or otherwise.

          The Executive further represents and warrants that he has not filed, and will not initiate, or cause to be initiated on his behalf any complaint, charge, claim, or proceeding against any of the Released Parties before any federal, state, or local agency, court, or other body relating to any claims barred or released in this General Release, and will not voluntarily participate in such a proceeding. However, nothing in this general release shall preclude or prevent the Executive from filing a claim, which challenges the validity of this general release solely with respect to the Executive’s waiver of any Losses arising under the ADEA. The Executive shall not accept any relief obtained on his behalf by any government agency, private party, class, or otherwise with respect to any claims covered by this General Release.
          The Executive may take twenty-one (21) days to consider whether to execute this General Release. Upon the Executive’s execution of this general release, the Executive will have seven (7) days after such execution in which he may revoke such execution. In the event of revocation, the Executive must present written notice of such revocation to the office of the Company’s Corporate Secretary. If seven (7) days pass without receipt of such notice of revocation, this General Release shall become binding and effective on the eighth (8th) day after the execution hereof (the “Effective Date’).
INTENDING TO BE LEGALLY BOUND, I hereby set my hand below:

Dated: